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                                                                    Exhibit 99.1
Press Release

Xilinx Announces Acquisition of RocketChips

Merger provides Xilinx with ultra-high-speed CMOS transceiver technology

SAN JOSE, Calif.--(BUSINESS WIRE)--October 3, 2000--Xilinx, Inc. (NASDAQ:XLNX -
                                                                         ----
news) today announced an agreement to acquire RocketChips, Inc, a privately-held
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fabless semiconductor company. Headquartered in Minneapolis, Minnesota, with design centers in Austin, Texas and Ames, Iowa, RocketChips is a leading developer of ultra-high-speed CMOS mixed-signal transceivers serving the networking, wireless and wired telecommunications, and enterprise storage markets.

The CMOS Serial Revolution
---------------------------

The traditional workhorse of system-level interconnect has been the parallel bus, exemplified by such well-known standards as PCI. With increasing data rates, however, parallel busses have struggled to keep up in terms of speed, power, signal integrity, and size (pin count). As a result, system architects are turning to high-speed serial interconnect technology, which provides dramatic improvements in bandwidth, pin-count, power, and signal integrity. Serial backplane architectures are expected to grow from 5% to 100% of network system architectures over the next few years.

Traditional serial transceivers, while fast and more pin efficient, are largely based on non-mainstream GaAs and Bipolar processes. These designs consume significant power levels, and their processes preclude integration into complex CMOS devices such as FPGAs and other networking components. Recent breakthroughs in CMOS circuit design and modeling have enabled next-generation serial transceivers to be constructed using standard CMOS processes, thereby dramatically lowering power levels and at the same time enabling integration into large-scale high-integration CMOS devices such as FPGAs.

RocketChips' gigabit and multi-gigabit serial CMOS transceiver technologies provide solutions for a wide range of serial system architectures in the networking, telecommunications, and enterprise storage markets served by Xilinx(R) FPGA technology. Solutions comprise serial backplane transceivers (Single and Quad 3.125Gb Transceivers), telecom transceivers (SONET OC-48 and OC-192), enterprise storage transceivers (Fibrechannel, Ethernet), and networking transceivers (Gigabit Ethernet, 10Gb Ethernet, and Infiniband). When combined with next-generation Xilinx FPGAs comprising high-performance million-gate programmable logic technology as well as leading-edge PowerPC(R) RISC processors, they enable the high-bandwidth data rates, wire-speed data processing, and interoperability demanded in advanced networking, telecom, and enterprise storage solution designs. These markets collectively represent an incremental FPGA market opportunity of over $6 billion.

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"This acquisition is a step function in the evolution of FPGA technology as a preferred platform for networking, communications, and storage server designs," said Dennis Segers, senior vice president and general manager of the Xilinx Advanced Products Group. "The combination of CMOS gigabit-serial transceivers and our market-leadership FPGA solutions promises to provide dramatic system-level benefits to our customers. Moreover, we are excited by the addition of RocketChips' specialized expertise to our team, and we expect to rapidly expand our new design centers in Minneapolis, Austin, and Ames in keeping with our aggressive investment in research and development."

"We are extremely pleased to join forces with Xilinx," said Raymond R. Johnson, CEO and president of RocketChips. "The synergy of our technologies and expertise enables a step-function increase in system-level capabilities. We look forward to working together in driving the next revolution in FPGA technology."

Terms of the acquisition were not disclosed. The acquisition will be accounted for under the purchase method of accounting. In the future, Xilinx will begin to report earnings per share on an earnings before goodwill basis (EBG), which is not expected to be materially impacted.

Xilinx will conduct a conference call today (October 3) at 1:00 p.m., Pacific Time. The conference call number is 415-908-6243. A recorded playback of the conference call will be available for 48 hours upon the conclusion of the call. The call-in number for the replay is 800-633-8284 (passcode:16528175).

About Xilinx
------------

Xilinx is the leading innovator of complete programmable logic solutions, including advanced integrated circuits, software design tools, predefined system functions delivered as cores, and unparalleled field engineering support. Founded in 1984 and headquartered in San Jose, Calif., Xilinx invented the field programmable gate array (FPGA) and fulfills more than half of the world demand for these devices today. Xilinx solutions enable customers to reduce significantly the time required to develop products for the computer, peripheral, telecommunications, networking, industrial control, instrumentation, high-reliability/military, and consumer markets. For more information, visit the Xilinx web site at http://www.xilinx.com.
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About RocketChips
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RocketChips, Inc. was founded in January, 1997, by Dr. Bernard L. Grung and
Raymond R. Johnson. Dr. Grung has extensive expertise in the areas of high-speed mixed-signal circuit design and the device physics of GaAs, BiCMOS, and CMOS circuit elements. He pioneered the development of high-speed CMOS circuit topologies capable of achieving GaAs performance levels. He is the co-author of three books on IC devices: MOSFET Theory and Design, Semiconductor-Device Electronics, and Transistors: Fundamentals for Integrated Circuits Engineer. He received his BS, MS, and PhD degrees from the University of Minnesota, and previously held senior technical positions at VTC and the Honeywell Physical Sciences Center. Mr. Johnson brings 18 years of executive level experience in management, strategic planning,

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marketing and worldwide sales for high-tech companies, with extensive expertise leading and managing both domestic and international business and product development teams. Mr. Johnson previously held senior management positions at Honeywell. The company currently has over 60 employees and specializes in ultra-high-speed designs using conventional CMOS technology. For more information, visit the RocketChips web site at http://www.rocketchips.com.
                                  --------------------------

This release contains forward-looking statements and important factors that are subject to risks and uncertainties inherent in acquisitions of technologies and businesses, including risks relating to the integration of the personnel and businesses of RocketChips and Xilinx; other integration issues including costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized; pricing pressures and other competitive factors the rate at which present and future customers and end-users adopt Xilinx's and RocketChips' technologies and products or delays in the fabrication, assembly, testing or delivery of our products; our ability to develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner; the effects of new and emerging technologies; the effectiveness of our product cost reduction efforts; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integrations; our ability to retain and hire key executives, technical personnel and other employees, the effects of natural disasters and other events beyond our control; and other risk factor included in our most recently filed Form 10-K.

      Glossary

      Backplane - A printed circuit board that provides the physical connection for the network interface.

      Bipolar - An analog semiconductor process technology characterized by fast switching speeds at the expense of high power consumption.

      CMOS (Complementary Metal Oxide Semiconductor)- A semiconductor process technology that is characterized by high integration, low cost, low power, and high performance.

      Ethernet - A local area network (LAN) data communications protocol that operates at 10 megabits per second (Mbps).

      FibreChannel - A communications technology that operates at speeds up to 1 Gbps, most often used to connect servers to shared storage devices.

      Gigabit Ethernet - The next generation of Ethernet after 100Mbps (Fast Ethernet).

      GaAs (Galium Arsenide) - A semiconductor process technology that is characterized by high transistor switching speeds. GaAs circuits re typically more expensive than silicon chips and are not as easy to integrate.

      Gbps (Gigabits per second) - A "gig" equals one thousand million bits per second.

      Infiniband - A high-speed I/O standard supported by Intel, Compaq, Dell and IBM, among others that is used primarily in applications such as remote storage devices, servers, and other networking devices.

      I/O (Input/output) - Term referring to the input or output of data from any channel or device.

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      Mbps (Megabits per second) - One million bits per second.

      OC-XX (Optical Carrier) - Prevails primarily in the Internet edge and Intent core space. Many networking applications such as switches, IP Routers, and frame relay equipment utilize this standard. OC-48 enables a bandwidth of
2.5 Gbps and OC-192 enables a bandwidth of 10.0 Gbps

      PCI (Peripheral Component Interconnect) - A bus used in PCs to interconnect the microprocessor and other components within the computer.

      SONET (Synchronous Optical Networking) - SONET is a North American Transport technology standard for interconnecting high-speed traffic over fiber optic cables.

      Tranceiver (Transmitter/Receiver) -Contains the circuits for both transmitting and receiving optical signals in the same part. The transceiver is mixed-signal, having both digital and analog functionality.

Contact:

      Xilinx Financial Analyst Contact:
      Maria Quillard, (408) 879-4988
      email: mariaq@xilinx.com
             -----------------
             or
      Xilinx Company Contact:
      Erich Goetting,(408) 879-5193
      e-mail:erich.goetting@xilinx.com
             -------------------------
             or
      Xilinx Editorial Contact:
      Mike Seither, (408) 879-6557
      email: publicrelations@xilinx.com
             --------------------------
             or
      RocketChips Contact:
      Ray Johnson, (612) 948-0000 x300
      e-mail: rayj@rocketchips.com
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